EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Friday, January 27, 2006

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation Announces

Increased Earnings for 2005

West Point, Va., January 27, 2006—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported net income of $11.79 million, or $3.36 per diluted share, for the year ended December 31, 2005, compared with $11.20 million, or $3.00 per diluted share, for the year ended December 31, 2004. C&F’s net income for the fourth quarter ended December 31, 2005 was $2.76 million, or 84 cents per diluted share, compared with $2.86 million, or 77 cents per diluted share, for the fourth quarter ended December 31, 2004.

“Earnings improvement for 2005 in the corporation’s Retail Banking segment and Mortgage Banking segment more than offset a slight decline in the Consumer Finance segment,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “For the year, factors influencing earnings included rising interest rates; increased utilization of the corporation’s liquidity to fund higher loan demand; strong seasonal production at the Mortgage Banking segment; and higher operating expenses to support growth.”

“In addition to the earnings increase for 2005, we completed the repurchase of approximately 427,000 shares of the corporation’s common stock for $17.6 million,” said Dillon. “The share repurchase is accretive to both quarterly and annual earnings per share and return on equity, thus increasing value to our remaining shareholders. We also increased our quarterly dividend 12.5 percent during 2005 from 24 cents per share to 27 cents per share.”

C&F FINANCIAL CORPORATION

Friday, January 27, 2006

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

“The corporation continues to expand its facilities to accommodate its strategic growth initiatives with the completion of the relocation of the Retail Banking segment’s operations center to a new location in the fourth quarter of 2005. We expect to open two new retail banking branches in the Peninsula region-one in the first quarter of 2006 and one in the second quarter of 2006. Most recently, we acquired two branch buildings in the Richmond region, which we expect to open in the second quarter of 2006. While all these new facilities will add to our operating expenses, we are confident that over time they will contribute to the corporation’s profitability, improve efficiency and enhance customer service.”

For the year ended December 31, 2005, the corporation’s return on average equity was 17.70 percent and its return on average assets was 1.82 percent, compared with a 16.78 percent return on average equity and a 1.91 percent return on average assets for 2004. The corporation’s 18.68 percent annualized return on average equity and 1.65 percent annualized return on average assets for the fourth quarter of 2005 compares with a 16.64 percent annualized return on average equity and a 1.89 percent annualized return on average assets for the fourth quarter of 2004. The increase in return on average equity resulted from the accretive effect of the share repurchase, which enhanced shareholder value. The decline in return on average assets resulted from an approximate 10 percent increase in average assets, which outpaced the growth in earnings.

Retail Banking Segment. Fourth quarter net income for C&F Bank increased to $1.60 million in 2005 compared to $1.44 million in 2004. Net income for the year increased to $6.31 million in 2005 compared to $5.68 million in 2004. The improvements in the performance of the Bank resulted from an increase in both

C&F FINANCIAL CORPORATION

Friday, January 27, 2006

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

the amount and yield of earning assets. These improvements were offset in part by an increase in operational and administrative expenses to support growth. The Bank’s net interest margin has benefited in the short term as variable-rate loans have repriced as short-term interest rates have increased, and deposits have repriced at a more gradual pace. Future earnings of the Retail Banking segment may be impacted by net interest margin compression if the lag in deposit repricing begins to diminish.

The Bank’s accruing loans past due 90 days or more increased from $1.6 million at December 31, 2004 to $3.8 million at December 31, 2005, the most significant component of which is one commercial relationship. The Bank is closely monitoring this relationship and believes allocated reserves are adequate to cover any potential losses.

Mortgage Banking Segment. Fourth quarter net income for C&F Mortgage Corporation decreased to $674,000 in 2005 compared to $833,000 in 2004. Net income for the year increased to $3.16 million in 2005 from $2.94 million in 2004. While the volume of loans sold in the fourth quarter of 2005 increased 10.2 percent in relation to the fourth quarter of 2004, the gains on loan sales decreased during the same time period because of lower profit margins on loans sold caused by changing product mix and more competitive pricing. The 19.5 percent increase in the volume of loans sold for all of 2005 more than offset these lower profit margins and resulted in higher earnings for C&F Mortgage in 2005. Future earnings of the Mortgage Banking segment may be negatively affected if the upward trend in interest rates continues and there are fewer new and resale home sales and loan refinancings.

C&F FINANCIAL CORPORATION

Friday, January 27, 2006

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

“C&F Mortgage exceeded $1 billion in loan production in 2005, albeit at lower profit margins,” said Bryan McKernon, president and chief executive officer of C&F Mortgage Corporation. “We cannot control interest rates and the impact of their movement on loan demand. However, we will continue to expand into markets that provide the potential for increased production, such as the opening in January 2006 of a production office in Virginia Beach, Virginia.”

Consumer Finance Segment. Fourth quarter net income for C&F Finance Company decreased to $487,000 in 2005 compared to $529,000 in 2004. Net income for the year declined to $2.26 million in 2005 from $2.34 million in 2004. The decreases in 2005 were attributable to net interest margin compression resulting from increased variable-rate borrowings in a rising rate environment, a higher provision for loan losses attributable to loan growth, and higher operating expenses to support growth and technology investment, offset in part by loan growth in excess of 19 percent.

“We have made significant investments in technology and infrastructure at C&F Finance Company,” said Tom Cherry, chief financial officer and executive vice president of C&F Financial Corporation. “While these investments have impacted current earnings, we believe we have established a platform with the capacity to support current operations and future growth, which will enhance our long-term earnings.”

About C&F Financial Corporation. C&F Financial Corporation’s stock trades on the Nasdaq Stock Market System under the symbol CFFI. The stock closed at a price of $38.75 per share on Thursday, January 26, 2006. At December 31, 2005, the book value of the company was $19.13 per share, and the corporation

C&F FINANCIAL CORPORATION

Friday, January 27, 2006

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

declared a dividend of 27 cents per share during the fourth quarter of 2005. The corporation’s market makers include Advest, Inc., Davenport & Company LLC, FTN Financial Securities Corp., McKinnon & Company and Scott & Stringfellow, Inc.

C&F Bank operates 14 retail bank branches located throughout the Newport News to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage and title services through 20 offices located throughout Virginia, Maryland, North Carolina, Delaware and New Jersey. C&F Finance Company provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Forward-Looking Statements. The statements contained in this press release that are not historical facts may constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general economic conditions, (3) demand for loan products, (4) the legislative/regulatory climate, (5) monetary and fiscal policies of the U.S. Government, including policies of the

C&F FINANCIAL CORPORATION

Friday, January 27, 2006

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

U.S. Treasury and the Federal Reserve Board, (6) the quality or composition of the loan or investment portfolios, (7) deposit flows, (8) competition, (9) demand for financial services in the corporation’s market area, (10) technology issues and (11) accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except per share data)

Balance Sheets

	12/31/05	12/31/04	12/31/03
Investment securities - available for sale at fair value	$65,301	$72,787	$103,050
Loans held for sale	39,677	48,566	29,733
Loans, net	465,039	394,471	350,170
Federal Home Loan Bank stock	1,876	2,030	2,072
Total assets	671,957	609,122	573,546
Deposits	495,438	447,134	427,635
Borrowings	102,314	78,285	67,733
Shareholders’ equity (1)	60,086	69,899	65,384

Statements of Income

	For The Quarter Ended		For The Twelve Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04
Interest income	$13,097	$10,798	$48,770	$40,843
Interest expense	3,607	2,036	11,997	7,549
Provision for loan losses (2)	1,750	1,333	5,520	4,026
Other operating income:
Gain on sale of loans	4,185	4,450	18,194	16,575
Other	2,582	2,136	9,390	8,114
Other operating expenses:
Salaries and employee benefits	6,988	6,417	28,277	25,233
Other	3,601	3,467	13,591	12,520
Income tax expense	1,158	1,271	5,181	5,006
Net income	2,760	2,860	11,788	11,198
Earnings per common share – assuming dilution (3)	.84	.77	3.36	3.00
Earnings per common share – basic (3)	.88	.81	3.49	3.14

Segment Information

	For The Quarter Ended		For The Twelve Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04
Net income – retail banking	$1,595	$1,437	$6,306	$5,677
Net income – mortgage banking	674	833	3,155	2,942
Net income – consumer finance	487	529	2,264	2,335
Net income – other	4	61	63	244
Mortgage loan originations – mortgage banking	234,428	232,286	1,058,804	912,657
Mortgage loans sold – mortgage banking	261,504	237,372	1,067,693	893,824

C&F Financial Corporation

Average Balances

	For The Quarter Ended		For The Twelve Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04
Securities	$67,314	$70,836	$69,081	$70,743
Loans held for sale	50,967	51,837	59,160	46,702
Loans	473,220	398,030	448,287	377,350
Interest bearing deposits at other banks	19,792	33,551	17,168	43,564
Total earning assets	611,293	554,254	593,696	538,359

Time, checking and savings deposits	404,805	365,539	386,661	363,111
Borrowings	106,227	78,703	101,355	74,011
Total interest bearing liabilities	511,032	444,242	488,016	437,122
Demand deposits	80,515	77,797	76,172	69,281
Shareholders’ equity (3)	59,086	68,771	66,594	66,739

Asset Quality

Retail and Mortgage Banking Segments*	12/31/05	12/31/04	12/31/03
Non-accrual loans	$4,083	$4,336	$1,993
Real estate owned	—	—	8

Total non-performing assets	$4,083	$4,336	$2,001
Accruing loans past due for 90 days or more	$3,826	$1,580	$1,092
Allowance for loan losses	$4,719	$4,460	$4,256
Non-performing assets to loans and real estate owned	1.11%	1.39%	.72%
Allowance for loan losses to loans and real estate owned	1.29	1.43	1.52
Allowance for loan losses to non-performing assets	115.56	102.88	212.69
* Loans exclude Consumer Finance segment loans presented below.

Consumer Finance Segment	12/31/05	12/31/04	12/31/03
Non-accrual loans	$1,819	$1,330	$1,149
Accruing loans past due for 90 days or more	26	481	233
Allowance for loan losses	8,346	6,684	4,401
Dealer reserves	637	1,076	2,119
Non-accrual consumer finance loans to total consumer finance loans	1.64%	1.42%	1.44%

Allowance for loan losses to total consumer finance loans (4)	7.51%	7.15%	5.52%
Dealer reserves to total consumer finance loans (4)	.57	1.15	2.66

Allowance for loan losses and dealer reserves to total consumer finance loans (4)	8.08%	8.30%	8.18%

C&F Financial Corporation

Other Data and Ratios

	For The Quarter Ended		For The Twelve Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04
Annualized return on average assets	1.65%	1.89%	1.82%	1.91%
Annualized return on average equity (3)	18.68%	16.64%	17.70%	16.78%
Dividends per share	$.27	$.24	$1.00	$.90
Shares repurchased	100	16,500	427,286	89,050
Average price of repurchased shares	$37.27	$38.61	$41.00	$38.33
Weighted average shares – diluted (3)	3,267,325	3,702,791	3,507,912	3,729,128
Weighted average shares – basic (3)	3,136,565	3,541,752	3,375,153	3,567,284
Market value per share at period end	$37.40	$40.35	$37.40	$40.35
Book value per share at period end	$19.13	$19.75	$19.13	$19.75
Price to book value ratio at period end	1.96	2.04	1.96	2.04
Price to earnings ratio (ttm)	11.13	13.45	11.13	13.45

Notes to Selected Financial Data

(1)	Shareholders’ equity at 12/31/05 includes the effect of the corporation’s repurchase of 427,186 shares of its common stock at $41 per share. This offer expired on July 22, 2005 and the corporation accepted the tendered shares on July 27, 2005.
(2)	Included in the provision for loan losses is $1,675,000 and $1,158,000 for the quarters ended 12/31/05 and 12/31/04, respectively, and $5,120,000 and $3,826,000 for the twelve months ended 12/31/05 and 12/31/04, respectively, attributable to C&F Finance Company.
(3)	Earnings per share, return on average equity and weighted shares outstanding calculations for the three and twelve months ended 12/31/05 reflect the corporation’s repurchase of 427,186 shares of its common stock at $41 per share effective July 27, 2005.
(4)	C&F Finance Company no longer originates loans with a dealer bad debt reserve provision. Therefore, the ratio of dealer bad debt reserves to total consumer finance loans declined from 1.15 percent at 12/31/04 to .57 percent at 12/31/05. The decline in the dealer bad debt reserves was offset in part by a higher provision for loan losses that resulted in an increase in the ratio of the allowance for loan losses to total consumer finance loans from 7.15 percent at 12/31/04 to 7.51 percent at 12/31/05.

###